EXHIBIT 10.20

EXECUTION VERSION

TRADEMARK LICENSE AGREEMENT

between

Third Point LLC

and

Third Point Reinsurance Company Ltd.

Dated December 22, 2011

ARTICLE I

DEFINITIONS

Section 1.1	Certain Defined Terms	1
Section 1.2	Interpretation	3

ARTICLE II

GRANT OF LICENSE

Section 2.1	Grant	4
Section 2.2	Restrictions on Use	5
Section 2.3	Changes in Licensed Marks	5
Section 2.4	Restrictions on Further Licensing	5

ARTICLE III

QUALITY STANDARDS AND CONTROL

Section 3.1	Quality Control	5
Section 3.2	Use of the Licensed Marks	5
Section 3.3	Inspection and Approval	6
Section 3.4	Deficiencies	6
Section 3.5	Compliance and Notices	6

ARTICLE IV

OWNERSHIP AND MAINTENANCE

Section 4.1	Ownership	6
Section 4.2	Maintenance; Registrations; Filings	7
ARTICLE V

REGISTRATIONS

Section 5.1	Registration	7
Section 5.2	Cancellation	7

ARTICLE VI

INFRINGEMENT OR DILUTION

Section 6.1	Licensor Rights	8

i

ii

Section 11.7	Governing Law	15
Section 11.8	Further Assurances	15
Section 11.9	Severability	15
Section 11.10	Counterparts	16
Section 11.11	Entire Agreement	16
Section 11.12	No Third Party Beneficiaries	16

Schedule A	Licensed Marks
Schedule B	Territory
Schedule C	Notices

iii

TRADEMARK LICENSE AGREEMENT, dated December 22, 2011 (this “Agreement”), between Third Point LLC, a Delaware limited liability company (“Licensor”), and Third Point Reinsurance Company Ltd., a Bermuda Class 4 insurance company (“Licensee”, and together with Licensor, the “Parties”).

W I T N E S S E T H :

WHEREAS, Licensor owns and uses the name “Third Point” and the trade mark “Third Point” and the “Third Point” logo, each as set forth on Schedule A (such name, mark, and logo and such registrations and applications, together with any and all common law rights pertaining thereto, are referred to collectively as the “Licensed Marks”);

WHEREAS, Licensor entered into a joint venture with Licensee pursuant to the Joint Venture and Investment Management;

WHEREAS, Licensee desires to use the Licensed Marks in the Territory (as defined below) in connection with Licensee’s reinsurance business (the “Business”); and

WHEREAS, subject to the terms and conditions set forth in this Agreement, Licensor is willing to grant to Licensee, and Licensee is willing to accept, a non-exclusive license to use the Licensed Marks in the Territory.

NOW, THEREFORE, in consideration of the covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms. As used in this Agreement, the following terms have the meanings assigned below:

“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

“Agreement” has the meaning assigned in the Preamble.

“Business” has the meaning assigned in the Recitals.

“Business Day” means any day other than a (1) Saturday, (2) Sunday, or (3) a day on which banking institutions in the City of New York, NY United States or Hamilton, Bermuda are authorized or required to close.

“Competing Reinsurance Entity” means an offshore reinsurance company the principal business of which is property and casualty reinsurance.

“control” (including the terms “controlling,” “controlled by,” and “under common control with”) means (1) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, and/or (2) the ability to elect the majority of board members or members of an equivalent management body, in each case (1) and (2), whether through the ownership of voting securities, by contract, or otherwise.

“Covered Person” means any former, current, and/or future (1) director, officer, employee, general or limited partner, manager, member, shareholder, owner, Affiliate, and/or assignee of Licensor, and/or (2) director, officer, employee, general or limited partner, manager, member, shareholder, owner, Affiliate, and/or assignee of any of the foregoing, except, in each case (1) and (2), Licensor is not and will not be deemed to be a Covered Person.

“Effective Date” means December 22, 2011.

“Governmental Authority” means (1) any domestic or foreign nation or government, (2) any state or other political subdivision of any such nation or government, and/or (3) any entity exercising executive, legislative, judicial, regulatory, and/or administrative functions of or pertaining to government, including any self-regulatory authority (such as a stock or option exchange or securities self-regulatory organization), governmental authority, agency, commission, department, board, or instrumentality, and any court or administrative tribunal of competent jurisdiction.

“Indemnification Claim” has the meaning assigned in Section 7.2(a).

“Indemnification Claim Amount” has the meaning assigned in Section 7.2(a).

“Indemnification Dispute Notice” has the meaning assigned in Section 7.2(b).

“Indemnification Notice” has the meaning assigned in Section 7.2(a).

“Indemnified Claim” has the meaning assigned in Section 7.2(c).

“Indemnitee” has the meaning assigned in Section 7.1.

“Joint Venture and Investment Management Agreement” means the joint venture and investment management agreement, dated the date hereof, among Third Point LLC, a Delaware limited liability company, Third Point Advisors LLC, a Delaware limited liability company and Licensee.

“Law” means any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order, treaty, and/or decree of any Governmental Authority.

“Licensed Marks” has the meaning assigned in the Recitals.

“Licensee” has the meaning assigned in the Preamble.

“Licensor” has the meaning assigned in the Preamble.

“Lien” means any mortgage, pledge, deed of trust, claim, security interest, encumbrance, burden, lease, retention of title, interest, option, right of first offer, proxy, and/or other restriction or limitation of any nature whatsoever, whether existing or agreed to be granted or created.

“Losses” means all liabilities, obligations, losses, damages, penalties, claims, counterclaims, demands, actions, suits, judgments, and/or settlements of any kind, whether absolute, accrued, contingent, or otherwise, whether known or unknown, whether due or to become due, whether arising in common law or equity, whether created by Law, and whether or not resulting from Third-Party Claims, including interest and penalties and out-of-pocket expenses, and reasonable fees and expenses for attorneys, accountants, consultants, and experts incurred in investigating or defending any of the foregoing.

“New Marks” has the meaning assigned in Section 2.3.

“Parties” has the meaning assigned in the Preamble.

“Person” means any individual, corporation, partnership, limited liability company, trust, joint stock company, business trust, unincorporated association, joint venture, organization similar to the foregoing, Governmental Authority, and/or other entity of any nature whatsoever.

“Quality Standards” has the meaning assigned in Section 3.1.

“Territory” means the jurisdictions listed on Schedule B.

“Third Party Claim” means any claim, counterclaim, demand, action, suit, and/or proceeding made against an Indemnitee by a Person that is not a Party.

“Transfer” means to sell, assign, transfer, bequeath, distribute, convey, and/or dispose, whether voluntarily, involuntarily, and/or by operation of Law (and “Transferable” shall be construed accordingly).

Section 1.2 Interpretation.

(a) As used in this Agreement, references to the following terms have the meanings indicated:

(i) to the Preamble or to the Recitals, Articles, Sections, Schedules, Exhibits, or Annexes are to the Preamble or a Recital, Article, or Section of, Schedule to, Exhibit to, or an Annex to, this Agreement, unless stated otherwise;

(ii) to any Governmental Authority includes any successor to such Governmental Authority;

(iii) to USD, $, or Dollars is to the lawful currency of the United States;

(iv) to any Person includes any successor to such Person; and

(v) to any Law includes, except where otherwise stated, (A) such Law as amended, consolidated, or re-enacted from time to time, and (B) any subordinate legislation, rule, and/or regulation made under such Law (as so amended, consolidated, or re-enacted).

(b) The words “include,” “includes,” and “including” are deemed to be followed by the phrase “without limitation.”

(c) The definitions given for terms in Section 1.1 and elsewhere in this Agreement apply equally to both the singular and plural forms of the terms defined.

(d) Whenever the context may require, any pronoun and variations of any such pronoun include the corresponding singular, plural, masculine, feminine, and neuter forms.

(e) References in this Agreement to any other agreement or document are deemed to be references to such agreement or document as it may be amended, restated, or otherwise modified or revised from time to time.

(f) The headings in this Agreement are included for the purposes of convenience only and do not affect the construction or interpretation of any provision of this Agreement.

(g) Notwithstanding any provision or duty at Law or in equity to the contrary, whenever a Person is permitted or required under this Agreement to make a decision in its “sole discretion” or “discretion” or under a grant of similar authority or latitude, such Person (i) will be entitled to make such decision on the basis of any reason or for no reason at all, (ii) will be entitled to consider such interests (including its own interests) and factors as such Person desires, and (iii) will have no duty or obligation to give any consideration to any interest of or factors affecting Licensee and/or any other Person, in each case (i), (ii), and (iii), to the fullest extent permitted by Law.

(h) The Parties have participated jointly in the negotiation and drafting of this Agreement, and in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

ARTICLE II

GRANT OF LICENSE

Section 2.1 Grant. From and after the Effective Date, subject to the terms and conditions contained in this Agreement, Licensor grants to Licensee, and Licensee accepts, a non-transferable, non-exclusive, royalty-free right and license to use the Licensed Marks in the Territory solely in connection with the Business, including in the corporate name or trade name of Licensee. Licensor retains the unlimited right to use, and to grant licenses to third parties to use, the Licensed Marks anywhere in the world, including the Territory, for any purpose whatsoever.

Section 2.2 Restrictions on Use.

(a) Licensee shall not change or modify the Licensed Marks, or create any design variation of the Licensed Marks, without obtaining the prior written consent of Licensor.

(b) Licensee shall not, without the prior written consent of Licensor, join any name, mark, logo, or domain name with any of the Licensed Marks so as to form a composite or combined trade name, mark, logo, or domain name.

(c) Licensee shall not use any of the Licensed Marks or otherwise conduct the Business in any manner that, in Licensor’s reasonable judgment, may reflect improperly upon any of the Licensed Marks.

(d) Licensee shall not use any other mark that is confusingly similar to any of the Licensed Marks.

Section 2.3 Changes in Licensed Marks. Upon written notice to Licensee, Licensor may, from time to time in its sole discretion, (a) discontinue any Licensed Marks and/or (b) replace any Licensed Marks with or use new or different trademarks or service marks (“New Marks”). Licensor shall notify Licensee of any such discontinuance or replacement. If Licensee desires to use such New Mark on the terms set out in this Agreement, (i) it shall notify Licensor, (ii) upon Licensor’s receipt of such notice, such New Marks will be designated as Licensed Marks and, as such, shall be subject to the terms of this Agreement, and (iii) Schedule A shall be deemed amended automatically to include such New Marks as Licensed Marks.

Section 2.4 Restrictions on Further Licensing. For so long as Licensor or any of its Affiliates acts the investment manager under the Joint Venture and Investment Management Agreement, Licensor shall not license the Licensed Marks to any Competing Reinsurance Entity without Licensee’s prior written consent.

ARTICLE III

QUALITY STANDARDS AND CONTROL

Section 3.1 Quality Control. At all times, Licensee shall use the Licensed Marks in the Territory only in accordance with such quality standards and specifications as may be established by Licensor and communicated to Licensee from time to time or upon which Licensor and Licensee may agree from time to time (the “Quality Standards”).

Section 3.2 Use of the Licensed Marks. All use of the Licensed Marks made by Licensee hereunder shall faithfully reproduce the design and appearance of the Licensed Marks as reflected on Exhibit A.

Section 3.3 Inspection and Approval. Licensor shall have the right to inspect and, in its sole discretion, approve any and all uses by Licensee of the Licensed Marks. From time to time, upon Licensor’s reasonable request in writing, Licensee shall, at Licensee’s expense, (a) provide Licensor with representative samples of the ways in which the Licensed Marks are then being used by Licensee (or photographs depicting the same), and (b) permit Licensor to inspect Licensee’s places of business where the Licensed Marks are used; in each case (a) and (b) for Licensor’s inspection and approval of such uses.

Section 3.4 Deficiencies. Licensor shall be deemed to have approved any use of the Licensed Marks if Licensor does not object to such use within thirty (30) days of its actual receipt of representative samples of such use (or photograph of such samples). If Licensor notifies Licensee in writing that any use by Licensee of the Licensed Marks (other than a use deemed approved pursuant to the preceding sentence) is not consistent with the Quality Standards, Licensee shall use reasonably diligent efforts to cure the cause of such failure or, if Licensee is unable to cure such failure, discontinue such non-conforming use.

Section 3.5 Compliance and Notices. Licensee shall use the Licensed Marks only in such manner as will comply with the provisions of applicable Laws relating to the Licensed Marks.

ARTICLE IV

OWNERSHIP AND MAINTENANCE

Section 4.1 Ownership.

(a) Licensee acknowledges and admits the validity of the Licensed Marks and shall not, directly or indirectly, challenge the validity of any of the Licensed Marks, and/or any registrations of the Licensed Marks, and/or applications for the Licensed Marks in any jurisdiction, or the right, title, and interest of Licensor therein and thereto, nor shall it claim any interest in the Licensed Marks in any jurisdiction, other than the rights expressly granted by this Agreement.

(b) Licensee acknowledges that (i) the Licensed Marks are and will remain the exclusive property of Licensor and (ii) all uses of the Licensed Marks shall inure solely to the benefit of Licensor. Licensee shall not at any time do or suffer to be done any act or thing that will in any way impair the rights of Licensor in and to the Licensed Marks. Nothing in this Agreement grants, nor shall Licensee acquire by virtue of this Agreement, any right, title, or interest in or to the Licensed Marks or any goodwill associated therewith, other than those rights expressly granted by this Agreement. This Agreement shall not affect Licensor’s right to enjoin or obtain relief against any acts by third parties of trademark infringement or unfair competition in the Territory.

(c) Licensee shall not at any time, without the prior written consent of Licensor, acquire a registration or file and prosecute a trademark application or applications to register the Licensed Marks, or any component, variation, or derivation of the Licensed Marks, or any name or mark confusingly similar to the Licensed Marks, for any goods or services anywhere in the world. If Licensee at any time, without the prior written consent of Licensor, files or causes to be filed, in its own name or otherwise on its behalf, an application to register or otherwise takes steps under applicable laws to obtain trademark protection of the Licensed Marks in any country, territory, or jurisdiction, Licensee shall, at the direction of Licensor, either (i) assign and transfer to Licensor, without further consideration, all right, title, and interest in or to the Licensed Marks in such country, territory, or jurisdiction, or (ii) surrender and abandon such registration or application for registration.

Section 4.2 Maintenance; Registrations; Filings.

(a) Licensor shall use commercially reasonable efforts to maintain the Licensed Marks and all registrations of the Licensed Marks and/or applications for the Licensed Marks in the Territory. Licensee shall execute all documents as are reasonably necessary or expedient to aid in, and shall otherwise cooperate at Licensor’s expense with, Licensor’s efforts to prepare, obtain, file, record, and maintain all such registrations and applications.

(b) Licensor shall have no further maintenance obligations as to the Licensed Marks or any registration of the Licensed Marks or application for the Licensed Marks upon giving written notice to Licensee that it does not intend to continue such maintenance. Upon receiving such notice, Licensee shall have the right, after obtaining the written consent of Licensor, to continue such maintenance at Licensee’s expense and in Licensor’s name. In the event Licensee elects to continue such maintenance, Licensor shall, to the extent reasonably necessary, execute all documents to aid in, and shall otherwise cooperate with, Licensee’s efforts to maintain registrations and/or prosecute applications for the Licensed Marks. Notwithstanding anything to the contrary contained in this Agreement, after giving such notice, Licensor shall not be liable to Licensee in any manner for any failure by Licensor to maintain any Licensed Marks.

ARTICLE V

REGISTRATIONS

Section 5.1 Registration. Licensor may, at Licensor’s expense, make applications to register or record Licensee as a user or licensee of any Licensed Mark as may be required by or desirable under the law of any country or territory in the Territory. Licensee, at Licensor’s expense upon the request by Licensor, shall join in such applications and shall execute such other documents as may be necessary or desirable to implement such applications, including the entry into further confirmatory and recordable registered user agreements within the terms of this Agreement.

Section 5.2 Cancellation. Upon any expiration or termination of this Agreement, Licensee and Licensor, at the expense of Licensor, shall join in applications to cancel any registration of Licensee or recordation of license effected under this Article V.

ARTICLE VI

INFRINGEMENT OR DILUTION

Section 6.1 Licensor Rights. Licensee shall promptly notify Licensor upon becoming aware of any infringement or dilution of the Licensed Marks. Licensor may take such steps to stop such infringement or dilution as Licensor may deem necessary in its sole determination to protect the Licensed Marks. In the event Licensor elects to take such steps, Licensee shall cooperate fully with Licensor to stop such infringement or dilution. Licensor shall have full control over any such action, including the right to select counsel, to settle on any terms it deems advisable in its discretion, to appeal any adverse decision rendered in any court, to discontinue any action taken by it, and/or otherwise to make any decision in respect thereto as it deems advisable in its discretion. Licensor shall bear all expenses connected with the foregoing. Any recovery as a result of such action shall belong solely to Licensor, and Licensee shall have no claim to any part of such recovery. Licensee may, upon receiving the prior written consent of Licensor, participate in any action taken by or proceeding instituted by Licensor through separate counsel of Licensee’s own choosing, provided that Licensor at all times shall retain full control over such action in accordance with this Section 6.1.

ARTICLE VII

INDEMNIFICATION

Section 7.1 Indemnification. To the fullest extent permitted by the Law, Licensee shall indemnify, defend and hold harmless (i) Licensor and each of its Affiliates, and (ii) the stockholders, members, managers, directors, officers, partners, employees, and agents of Licensor and each of its Affiliates (each, an “Indemnitee”) from and against, and shall reimburse each Indemnitee for, any and all Losses that at any time are imposed on, incurred by, and/or asserted against such Indemnitee arising out of, relating to, and/or in connection with (a) Licensee’s breach of this Agreement, or (b) any use by Licensee of the Licensed Marks provided that such Indemnitee will not be entitled to indemnification for any Losses to the extent such Losses arise out of (x) such Indemnitee’s fraud or willful misconduct or material breach of this Agreement to the extent that such Indemnitee is a party to this Agreement or (y) breaches of this Agreement or uses of the license marks that are caused by such Indemnitee. Licensor does not, by virtue of this Agreement or of Licensee’s use of the Licensed Marks, assume any liability to Licensee, or with respect to the Business or the conduct of the Business by Licensee.

Section 7.2 Indemnification Procedures: Generally.

(a) If an Indemnitee desires to make a claim for indemnification under Section 7.1 then such Indemnitee shall notify Licensee (any such notice, an “Indemnification Notice”) with reasonable promptness after discovering any claim, action, event, matter, and/or fact giving rise to any such claim for indemnification (any such indemnification claim, an “Indemnification Claim”), provided that no failure to timely notify Licensee will relieve Licensee from its indemnification obligations pursuant to this Article VII unless and to the extent Licensee has been materially prejudiced by such failure. The Indemnitee shall describe in the Indemnification Notice the claim, event, matter, and/or fact giving rise to the Indemnification Claim, including the nature and basis of such claim, event, matter, and/or fact, and the amount of the Indemnification Claim, in each case, to the extent known (the “Indemnification Claim Amount”).

(b) If Licensee disputes its liability to an Indemnitee with respect to an Indemnification Claim, then Licensee shall deliver to the Indemnitee a notice stating in reasonable detail the basis for such dispute (such notice, an “Indemnification Dispute Notice”) within 30 days after receiving the related Indemnification Notice. If Licensee delivers an Indemnification Dispute Notice to an Indemnitee, then Licensee and the Indemnitee shall negotiate in good faith for a period of 10 Business Days to resolve such dispute, and if such dispute is not resolved during such period, then either Licensee or the Indemnitee may submit such dispute to a court of competent jurisdiction pursuant to Article X.

(c) An Indemnification Claim set forth in an Indemnification Notice will be conclusively deemed to be a liability of Licensee (such an Indemnification Claim, an “Indemnified Claim”) if (i) the Indemnitee has provided Licensee an Indemnification Notice as required in Section 7.2(a), and (ii)(A) Licensee does not timely deliver an Indemnification Dispute Notice, or (B) the liability of Licensee in respect of such Indemnification Claim is resolved by agreement of Licensee and the Indemnitee or by a court of competent jurisdiction.

(d) Licensee shall pay the Indemnification Claim Amount related to any Indemnified Claim to (i) the Indemnitee or (ii) any Affiliate and/or other Person, in each case designated by the Indemnity, in each case (i) and (ii), (A) on demand, or (B) if any portion of the Indemnification Claim Amount is estimated or unknown, on the date when such portion of such Indemnification Claim Amount becomes finally determined.

(e) If an Indemnitee is required to obtain any approval from any Governmental Authority as a condition to Licensee’s paying all or any portion of an Indemnification Claim Amount to such Indemnitee (or any Affiliate and/or other Person, in each case, designated by such Indemnitee), then each Party shall, upon request of such Indemnitee, cooperate to obtain such approval.

Section 7.3 Indemnification Procedures: Third Party Claims.

(a) Licensee will be entitled to (i) participate in and/or assume the defense of any Indemnified Claim that is a Third Party Claim, with counsel reasonably satisfactory to the Indemnitee, and (ii) settle or compromise such Indemnified Claim, in its sole discretion and without the consent of any Indemnitee, provided that such settlement or judgment does not involve any injunctive relief or finding or admission of any violation of Law or admission of any wrongdoing by the Indemnitee and Licensee shall (A) pay or cause to be paid all amounts in such settlement or judgment, (B) not encumber any of the assets of any Indemnitee or agree to any restriction or condition that would apply to or adversely affect any Indemnitee or the conduct of any Indemnitee’s business, and (C) obtain, as a condition of any settlement or other resolution, a complete and unconditional release of any Indemnitee potentially affected by such Indemnified Claim.

(b) After notice to the Indemnitee of Licensee’s election to assume the defense of such Indemnified Claim, Licensee will not be liable to the Indemnitee under this Article VII for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense of such Indemnified Claim, provided that the Indemnitee will have the right to employ its own counsel to represent the Indemnitee if it desires to be represented by separate counsel, and in such event the fees and expenses of such separate counsel will be paid by the Indemnitee.

(c) If Licensee does not elect to assume the defense of such Indemnified Claim, then the Indemnitee will act in accordance with its good faith business judgment with respect to such Indemnified Claim, and will not settle or compromise any such Indemnified Claim if such settlement or judgment will materially prejudice Licensee.

Section 7.4 Mitigation. Licensor agrees that it shall use commercially reasonable efforts to mitigate and otherwise minimize its respective Losses, whether direct or indirect, due to, resulting from or arising in connection with any failure by Licensee to perform fully any obligations under, and comply with, this Agreement.

Section 7.5 Non-Exclusive Remedy. The provisions regarding indemnification and advancement of expenses set forth in this Article VII will not be exclusive of any other rights to which any Indemnitee may be entitled under any Law, this Agreement, any other agreement, any policy of insurance, or otherwise. The provisions regarding indemnification and advancement of expenses set forth in this Article VII will continue as to an Indemnitee who has ceased to be a named Indemnitee and will inure to the benefit of the heirs, executors, administrators, successors, and permitted assigns of such Person.

Section 7.6 No Recourse. Notwithstanding anything else to the contrary in this Agreement or any other agreement:

(a) No claim may be made by any Party or any other Person under or in connection with this Agreement or any certificate or document delivered in connection with this Agreement against any Covered Person (i) for the performance of any obligations in connection with this Agreement or with any certificate or document delivered in connection with this Agreement (regardless of whether any such Covered Person has or will have executed this Agreement or any such certificate or document), (ii) under any Law, and/or (iii) by the enforcement of any assessment or penalty or by legal or equitable proceeding or otherwise.

(b) Each Party agrees, on behalf of itself and its Affiliates, that it is not entitled to have recourse for the payment or recovery of any obligation under or in connection with this Agreement or any certificate or document delivered in connection with this Agreement to any property, right, and/or interest of any Covered Person.

(c) It is expressly agreed and understood that the obligations of each Party arising from (or in connection with any performance under) this Agreement and/or any certificates or documents delivered in connection with this Agreement are solely the obligations of such Party, and no personal liability whatsoever (of any type or nature)

will attach to, or be incurred by, any Covered Person because of the incurrence by any Party of any obligations set forth in this Agreement or in any certificate or document delivered in connection with this Agreement or by reason thereof, and any personal liability in respect of any such obligations of any type or nature, and any and all claims for any such liability against any such Covered Person, whether arising in common law or equity or created by rule of Law, constitution, or otherwise, are expressly released and waived by all Parties as a condition of, and as part of the consideration for, the execution and delivery of this Agreement by the Parties.

(d) If determined by non-appealable judgment that a Covered Person has taken actions constituting common law fraud, then Section 7.6(a) through Section 7.6(c) will not apply to such Covered Person with respect to such actions (but will otherwise apply to such Covered Person in all other respects and to all other Covered Persons in all respects).

Section 7.7 Third Party Beneficiaries. Each Indemnitee, in relation to Section 7.1, and each Covered Person, in relation to Section 7.6, is intended by the Parties to be a third-party beneficiary under this Agreement and, to the extent permitted by Law, each such Covered Person and Indemnitee has the right to enforce directly the terms of such respective Sections. If any Covered Person or Indemnitee that is not a Party is prohibited by Law from enforcing directly the terms of Section 7.1 or Section 7.6, as applicable, then Licensor will be entitled to enforce directly the terms of such Sections on behalf of such Indemnitee or Covered Person, as applicable.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES; DISCLAIMERS

Section 8.1 Representations. Each Party represents and warrants to the other Party as follows:

(a) the Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, with the power and authority to enter into and to perform this Agreement;

(b) the execution, delivery, and performance of this Agreement by such Party has been duly and validly authorized and approved by all necessary corporate action, and such Party has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, and similar Laws of general application relating to or affecting the rights and remedies of creditors and by general principles of equity;

(c) the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated in this Agreement do not and will not, with or without the giving of notice or the passage of time or both, breach or violate: (i)

the terms of the organizational documents of such Party; (ii) any requirement of Law (assuming, without any investigation, no breach or violation of any requirement of Law by any other Party); or (iii) any agreement or instrument to which such Party is a party, result in the creation or imposition of any Lien upon the property or assets of such Party, or give any third party the right to terminate or cancel any right of such Party under any agreement or instrument to which such Party is a party; and

(d) no consent, approval, or authorization of, or registration, declaration, notice, report, or other filing with, any Governmental Authority is required to be obtained or made by such Party in connection with the execution, delivery, or performance by such Party of this Agreement.

Section 8.2 Disclaimer of Warranties. THE LICENSED MARKS ARE LICENSED “AS IS” AND LICENSOR EXPRESSLY DISCLAIMS ALL WARRANTIES, CONDITIONS, OR REPRESENTATIONS (EXPRESS OR IMPLIED, ORAL OR WRITTEN), INCLUDING ANY AND ALL IMPLIED WARRANTIES OR CONDITIONS OF OWNERSHIP, ENFORCEABILITY OR VALIDITY, DESIGN, QUALITY, VALUE, OWNERSHIP, TITLE, NON-INFRINGEMENT, MERCHANTABILITY, AND/OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE IX

TERM; TERMINATION

Section 9.1 Term. The term of this agreement shall commence as of the Effective Date, and shall continue in effect until terminated in accordance with the provisions of Section 9.2.

Section 9.2 Termination.

(a) Licensor may terminate this Agreement, upon written notice to Licensee, if:

(i) Licensee files, or consents to the filing against it of, a petition for relief under any bankruptcy or insolvency laws, makes an assignment for the benefit of creditors or consents to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, or other official with similar powers over a substantial part of its property, or a court having jurisdiction over Licensee or any of the property of Licensee shall enter a decree or order for relief in respect thereof in an involuntary case under any bankruptcy or insolvency law, or shall appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator, or official with similar powers over a substantial part of the property of Licensee, or shall order the winding-up, liquidation, or rehabilitation of the affairs of Licensee, and such order or decree shall continue in effect for a period of sixty (60) consecutive days;

(ii) Licensee breaches any provision of this Agreement and fails to cure such breach within thirty (30) days following Licensee’s receipt of written notice of such breach;

(iii) Licensee ceases to be engaged in the Business;

(iv) Licensee uses any of the Licensed Marks in a manner that, in Licensor’s reasonable judgment, may impair, tarnish, or otherwise adversely affect the goodwill associated with, Licensor’s reputation;

(v) A continuous period of at least one year elapses during which Licensee does not use the Licensed Marks; and/or

(vi) The Joint Venture and Investment Management Agreement is terminated.

(b) Notwithstanding anything to the contrary contained in this Agreement, termination of this Agreement by either Party in whole or in part shall be without prejudice to any other remedy otherwise available under this Agreement, under law or at equity, to such Party or the other Party.

(c) Notwithstanding anything to the contrary contained in this Agreement, the rights and obligations of Licensor and Licensee pursuant to Section 2.2, Section 4.1, Section 5.2, Article VII, this Section 9.2(c), Section 9.3, Article X, and Article XI shall survive indefinitely regardless of any cancellation, expiration or termination of this Agreement.

Section 9.3 Effects of Termination.

(a) Upon the termination of this Agreement all rights in the Licensed Marks granted to Licensee by this Agreement shall automatically revert to Licensor, and Licensee shall have no further rights in, and shall immediately cease all use of, the Licensed Marks. Any termination of this Agreement in accordance with the terms of this Agreement shall be final, and thereafter Licensee shall have no right whatsoever to be granted a license to use the Licensed Marks.

(b) Promptly after the date of any such termination, Licensee shall use all commercially reasonable efforts to destroy and delete all materials in its possession or control bearing the Licensed Marks. As soon as is reasonably practicable after such date, Licensee shall send a written statement to Licensor confirming that it has complied with such obligation.

ARTICLE X

DISPUTE RESOLUTION

Section 10.1 Jurisdiction; Service

(a) The Parties agree that any action or proceeding against a Party to this Agreement arising out of or relating in any way to the terms of this Agreement, or any Person’s rights under this Agreement, shall be brought only in (i) the United States District Court for the Southern District of New York unless no federal subject matter jurisdiction exists, in which case the action or proceeding shall be brought only in the courts of the State of New York located in the Borough of Manhattan, (ii) the competent courts of Bermuda.

(b) Each Party waives any objection to the exercise of jurisdiction by any of such courts and to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court.

(c) Each Party agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address referred to in Section 11.1 or such other address as the Parties shall have been notified pursuant to Section 11.1, and agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by Law.

(d) EACH PARTY, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY AND ALL RIGHTS SUCH PARTY MAY HAVE TO A JURY TRIAL IN RESPECT OF ANY ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY DOCUMENT OR INSTRUMENT DELIVERED IN CONNECTION HEREWITH AND ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 10.2 Remedies. The Parties agree that (a) any breach of this Agreement by a Party may result in irreparable injury to the other Party, (b) monetary damages may be an inadequate remedy for such breach, and (c) in addition to any other rights and/or remedies that such other Party may have, such other Party may seek (i) interim relief in (ii) equitable relief, including specific performance, from, and (iii) to enter, and/or enforce any award, judgment and/or order of, any court of competent jurisdiction. Each Party agrees (a) not to oppose the granting of any such relief on the ground that monetary damages would be an adequate remedy, and (b) to waive any requirement for the posting of any bond in connection with such relief.

ARTICLE XI

GENERAL

Section 11.1 Notices. All notices, requests, claims, demands, and/or other communications under this Agreement to a Party will be in writing and will be deemed to have been duly given (a) on the Business Day sent, when delivered by hand or facsimile transmission (with confirmation) during normal business hours, or (b) on the third Business Day following the Business Day of sending, if delivered by internationally recognized express courier, in each case, to such Party at its address (or number) set forth on Schedule C or such other address (or number) as the Party may specify by notice to the other Parties in writing in the manner set forth on Schedule C.

Section 11.2 No Assignment. This Agreement will not be assignable or otherwise transferable by either Party without the prior written consent of the other Party, provided that Licensor may assign or otherwise transfer this Agreement and the Licensed Marks to any of its Affiliates without the prior written consent of Licensee. Any purported assignment or other transfer that does not comply with this Section 11.2 will be null and void ab initio. This Agreement will inure to the benefit of and be binding upon each Party and each Party’s successors, heirs, permitted assigns, and legal representatives.

Section 11.3 Costs and Expenses. Each Party shall bear all costs and expenses incurred by such Party in connection with this Agreement and the transactions contemplated by this Agreement.

Section 11.4 Effect of Waiver or Consent. A failure or delay in exercising any right in respect of this Agreement will not be presumed to operate as a waiver, and a single or partial exercise of any right will not be presumed to preclude any subsequent or further exercise of that right or the exercise of any other right. Any modification or waiver of any provision of this Agreement will not be effective unless made in writing. Any such waiver will be effective only in the specific instance and for the purpose given. Any waiver will not create any right of a Party benefiting from such waiver to receive any similar (or any other) waiver in the future, and will not create any right of any other Party to receive a waiver, whether in a similar circumstance or in any other circumstance, and whether or not the waiver sought by such Party is similar to a waiver obtained by any other Party.

Section 11.5 Amendment. Any provision of this Agreement may only be amended through the execution and delivery of a written instrument by the Parties.

Section 11.6 Authority. Nothing in this Agreement is or will be deemed to (a) make any Party or any employee of such Party the agent, employee, or partner of any other Party, or (b) provide any Party or any employee of such Party with the authority to act on behalf of any other Party or to bind any other Party to any contract, agreement, and/or other similar legally binding obligation.

Section 11.7 Governing Law. This Agreement and its enforcement are governed by, and construed and enforced in accordance with, the laws of the State of New York without regard to conflicts-of-laws principles that would apply the laws of another jurisdiction.

Section 11.8 Further Assurances. Each Party shall execute and deliver all such future instruments and take such other and further action as may be reasonably necessary or appropriate to carry out the intention of the Parties as expressed in this Agreement.

Section 11.9 Severability. If any one or more of the provisions of this Agreement is determined for any reason by a court of competent jurisdiction to be illegal, invalid, and/or unenforceable, then the remaining provisions of this Agreement will be unimpaired, and each illegal, invalid, and/or unenforceable provision will be replaced by a mutually acceptable provision, which being legal, valid, and enforceable, comes closest to the intention of the Parties underlying the illegal, invalid, and/or unenforceable provision.

Section 11.10 Counterparts. This Agreement may be executed in more than one counterpart, each of which upon execution and delivery will constitute an original and all of which when taken together will constitute one agreement.

Section 11.11 Entire Agreement. This Agreement (including all Schedules, Exhibits, Annexes, and other attachments to this Agreement) constitute the entire agreement and understanding of the Parties as to their subject matter, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to such subject matter.

Section 11.12 No Third Party Beneficiaries. Except as otherwise provided herein, nothing in this Agreement shall confer any rights upon any person or entity other than the Parties and their respective successors and permitted assigns.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

THIRD POINT LLC

By:	/s/ Joshua L. Targoff
	Name:	Joshua L. Targoff
	Title:	Chief Operating Officer and General Counsel

THIRD POINT REINSURANCE COMPANY LTD.

By:	/s/ John R. Berger
	Name:	John R. Berger
	Title:	Chief Executive Officer

Schedule A

Licensed Marks

Logo

Name/Trademark:

Third Point

Schedule B

Territory

Bermuda

Schedule C

Notices

If to Licensor, to:

Third Point LLC

390 Park Avenue

New York, NY 10022

Attn: Joshua Targoff

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

Attn: Nicholas F. Potter

If to Licensee, to:

Third Point Reinsurance Company Ltd.

Chesney House

1st Floor

96 Pitts Bay Road

Pembroke HM 06

Bermuda

Attn: General Counsel

with a copy (which shall not constitute notice) to:

Pine Brook LVR, L.P.

60 East 42nd Street, 50th Floor

New York, NY 10165

Attn: William Spiegel

Kelso & Company, L.P.

320 Park Avenue, 24th Floor

New York, NY 10022

Attn: James J. Connors, II